Rule 424(b)(2)
Registration No. 333-179826

Pricing Supplement dated January 8, 2014
(To Prospectus dated March 1, 2012
and Prospectus Supplement dated March 2, 2012)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the
Prospectus Supplement shall have the meanings assigned to them in the
Prospectus Supplement.

CUSIP: 89236TAZ8

Principal Amount (in Specified Currency): $1,500,000,000.  TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Initial Trade Date: January 8, 2014
Original Issue Date: January 13, 2014
Stated Maturity Date: January 14, 2015

Initial Interest Rate: The initial interest rate will be based on three month LIBOR determined on January 9, 2014 plus the Floating Rate Spread.
Interest Payment Dates: Each April 14, July 14, October 14 and January 14, beginning April 14, 2014

Net Proceeds to Issuer: $1,499,070,000

Agents:	Deutsche Bank Securities Inc. (“Deutsche Bank”) J.P. Morgan Securities LLC (“J.P. Morgan”) Toyota Financial Services Securities USA Corporation (“TFSS USA”)
Deutsche Bank’s Discount or Commission: 0.03%
Deutsche Bank’s Capacity:
    [  ] Agent
    [X] Principal
J.P. Morgan’s Discount or Commission: 0.03%
J.P. Morgan’s Capacity:
    [  ] Agent
    [X] Principal
TFSS USA’s Discount or Commission: 0.15%
TFSS USA’s Capacity:
    [X] Agent
    [  ] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[  ] Inverse Floating Rate Note:
Fixed Interest Rate:
[  ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[  ] Other Floating Rate Note
(See attached Addendum)

Interest Rate Basis:
[  ] CD Rate
[  ] CMS Rate
[  ] CMT Rate
[  ] Commercial Paper Rate
[  ] Eleventh District Cost of Funds Rate
[  ] Federal Funds Rate
[  ] Federal Funds Open Rate
[X] LIBOR
[  ] Prime Rate
[  ] Treasury Rate
[  ] Other (see attached Addendum)

If CMS:
Designated CMS Maturity Index:

If CMT:
Designated CMT Maturity Index:

Designated CMT Reuters Page:
[  ] T7051
[  ] T7052

If LIBOR:
Designated LIBOR Page:  Reuters
Index Currency:  U.S. dollars

If CD Rate or LIBOR
Index Maturity:  3 month

Floating Rate Spread (+/-):  +0.00%
Spread Multiplier:  N/A

Maximum Interest Rate:  N/A
Minimum Interest Rate:  N/A

Initial Interest Reset Date: January 13, 2014
Interest Reset Dates: Each Interest Payment Date
Interest Rate Reset Period: Quarterly
Interest Rate Reset Cutoff Date: N/A
Interest Determination Date: The second London Banking Day preceding each Interest Reset Date

Day Count Convention:
[  ] 30/360
[X] Actual/360
[  ] Actual/Actual

Business Day Convention
[  ] Following
[X] Modified Following, adjusted

Business Days: New York and London

Redemption:  Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment:  Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:  Not Applicable
Total Amount of Original Issue Discount:
Yield to Maturity:
Initial Accrual Period:

Specified Currency:  U.S. dollars
Minimum Denomination/Minimum Incremental Denomination:  $1,000 and $1,000 increments thereafter

If a Reopening Note, check [   ], and specify:
Initial Interest Accrual Date:

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions of the Fifth Amended and Restated Distribution Agreement (the “Distribution Agreement”) dated March 2, 2012, between Toyota Motor Credit Corporation (“TMCC”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank, HSBC Securities (USA) Inc., J.P. Morgan, Morgan Stanley & Co. LLC, TFSS USA and UBS Securities LLC, Deutsche Bank, acting as principal, has agreed to purchase and TMCC has agreed to sell to Deutsche Bank $385,000,000 principal amount of the Notes (the “Deutsche Bank Notes”) at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, J.P. Morgan, acting as principal, has agreed to purchase and TMCC has agreed to sell to J.P. Morgan $715,000,000 principal amount of the Notes (the “J.P. Morgan Notes”) at 99.97% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.03% of such principal amount.

Under the terms and subject to the conditions of the Distribution Agreement, the obligations of Deutsche Bank and J.P. Morgan to purchase the Deutsche Bank Notes and the J.P. Morgan Notes, respectively, are several and not joint, and in the event of a default by either Deutsche Bank or J.P. Morgan, TMCC will issue the Notes to the other dealer only and the size of the offering will be correspondingly reduced. Under the terms and conditions of the Distribution Agreement, each of Deutsche Bank and J.P. Morgan is committed to take and pay for its own full allocation of the Notes offered hereby if any of such allocation is taken.

Under the terms and subject to the conditions set forth in the Distribution Agreement, TMCC is hereby offering $400,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”) at 99.85% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.15% of such principal amount. TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.